                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               INTERVOICE, INC.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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






                         [INTERVOICE, INC. LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 24, 1997


To the Shareholders of INTERVOICE, INC.:

      The annual meeting of shareholders of InterVoice, Inc., a Texas corporation (the "Company"), will be held on Thursday, July 24, 1997, at 10:00 a.m., local time, at the Grand Kempinski Hotel, 15201 Dallas Parkway, Dallas, Texas, for the following purposes:

            1.   To elect the Board of Directors for the ensuing year; and

            2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed June 6, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during the fiscal year ended February 28, 1997 and the financial statements for such fiscal year are contained in the accompanying 1997 Annual Report. The 1997 Annual Report does not form any part of the material for the solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                              By order of the Board of Directors


                                              Daniel D. Hammond
                                              Chairman of the Board
                                              and Chief Executive Officer
Dallas, Texas
June 27, 1997

                         [INTERVOICE, INC. LETTERHEAD]

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 24, 1997


                                  INTRODUCTION

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is June 27, 1997.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director.

      The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting from time to time.

      Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDER

      Only holders of record of Common Stock at the close of business on June 6, 1997, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 16,192,252 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights.

      The following table sets forth as of June 15, 1997 information with respect to the only shareholder who was known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.


       Name and Address                            Number of Shares                    Percent
       of Beneficial Owner                        Beneficially Owned                   of Class
       -------------------                        ------------------                   --------
       PaineWebber Group Inc.                       835,988 (1)                         5.2%
       1000 Harbor Boulevard
       Weehawken, New Jersey 07087

(1) A Schedule 13G dated February 14, 1997 was filed by PaineWebber Group Inc., disclosing the ownership of 835,988 shares of Common Stock. The
      Schedule 13G indicates that 24,138 shares were purchased by PaineWebber Inc., and 811,850 shares were purchased by Mitchell Hutchins Asset Management, Inc. Mitchell Hutchins Institutional Investors Inc. and Financial Counselors, Inc. are wholly-owned subsidiaries of Mitchell Hutchins Asset Management Inc., which in turn is a wholly-owned subsidiary of PaineWebber Inc., which is in turn a wholly-owned subsidiary of PaineWebber Group Inc. All shares are held subject to sole voting power and sole dispositive power. Beneficial ownership of the securities of an issuer may be reported on a Schedule 13G only in the event that the reporting person has acquired such securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect.

                        VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote.

      Under the rules of the Nasdaq National Market, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors.

                               EXECUTIVE OFFICERS

      Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officers of the Company, Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, and Michael W. Barker, President and Chief Operating Officer, is included under "Proposal 1. Election of Directors".

ROB-ROY J. GRAHAM, age 44, is currently Chief Financial Officer and Secretary, a position he has held since August 1994; Chief Accounting Officer of the Company, a position he has held since April 1994; and Controller of the Company, a position he has held since August 1992. From June 1990 to August 1992, Mr. Graham served as Vice President and Chief Financial Officer of NAC, Inc., a company engaged in the manufacture and sale of telecommunications equipment.

DWAIN H. HAMMOND, age 40, is currently Senior Vice President of Engineering, a position he has held since April 1997. From September 1994 to April 1997, Mr.
Hammond served as Vice President of Research and Development.   Prior thereto,
he served the Company as Vice President - Research and Development Core Systems from September 1993 to September 1994, and as Director of Hardware Development from 1990 to September 1993. Mr. Hammond, who has been an employee of the Company since 1984, is the brother of Daniel D. Hammond, Chairman of the Board and Chief Executive Officer.

JAMES A. BARTON, age 55, is currently Vice President - Customer Operations, a position he has held since December 1995. From August 1995 to December 1995, he held the position of Vice President-Customer Operations with AMTECH, Inc., a company engaged in the radio frequency identification business. From June 1990 to February 1995, Mr. Barton served as Center Director-TELINQ Development Center for ADC Telecommunications, Inc., a provider of telecommunications equipment and services.

GORDON GIVENS, age 54, is currently Managing Director of European Strategic Business Unit, a position he has held since July 1996. From March 1994 to July 1996, he served as Vice President-Technical Services. Prior thereto, he served as Vice President-Professional Services from March 1993 to March 1994, and was Director of Client Services from 1987 to March 1993.

M. GREGORY SMITH, age 49, is currently Senior Vice President - Sales, the Americas and Asia Pacific, a position he has held since August 1996. From July 1994 to May 1996, he served as Vice President and General Manager of SRX Corporation, a company which engaged in the manufacture and sale of telecommunications equipment. Prior thereto, from May 1992 to July 1994, Mr. Smith served as Regional Sales Manager of Rockwell International, a manufacturer and contractor in the telecommunications industry.

JOHN P. LENIHAN, age 42, is Vice President - Marketing and Business Development, a position he has held since May, 1997. From February 1995 to April 1997, he served as Director - Marketing; Multimedia Messaging for Nortel, a company which designs, manufactures, and markets telecommunications equipment. From June 1992 to February 1995, Mr. Lenihan served as Director - Product Management for Rockwell International, a manufacturer and contractor in the telecommunications industry.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

      The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions constituting the Board will be increased from five to six as of the date of the annual meeting of shareholders. The six directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. David W. Brandenburg, who served on the Board of Directors from 1990 to 1995, is a nominee for director. The other five nominees for director are the current directors of the Company. During the fiscal year ended February 28, 1997 ("fiscal 1997"), the Board of Directors held five meetings.

      The six nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the six nominees for director.

      DANIEL D. HAMMOND, a founder of the Company, is currently the Chairman of the Board, a position he has held since December 1990, and the Chief Executive Officer of the Company, a position he has held since July 1986. Mr. Hammond, age 45, has served as a director since 1984.

      MICHAEL W. BARKER is currently the President and Chief Operating Officer of the Company and has held these positions since September 1994. From March 1994 to September 1994, Mr. Barker served as Executive Vice President and Chief Operating Officer of the Company. Prior thereto, he served the Company as Senior Vice President of Sales and Marketing from April 1991 to March 1994.
Mr. Barker, age 48, has served as a director since  1994.

      JOSEPH J. PIETROPAOLO is the former Chief Financial Officer of Transactive Corporation, a company which specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo, age 41, has served as a director since 1989.

      GEORGE C. PLATT is currently the President and Chief Executive Officer of InteCom Inc., a wholly-owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. He has held this
position since January 1991.   Mr. Platt, age 56, has served as a director
since 1991.

      GRANT A. DOVE is currently a Managing Partner of Technology Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held since January 1993. From March 1991 until July 1992, Mr. Dove served as Chairman and Chief Executive Officer of Microelectronics and Computer Technology Corporation, an information technology research consortium. Mr. Dove currently serves as a director of U.S. West, Inc., Cooper Cameron Corp., Control Data Systems, Inc., Forefront Group, Inc., and Optek Technology, Inc. Mr. Dove, age 69, has served as director since 1997.

      DAVID W. BRANDENBURG is currently retired. Mr. Brandenburg served as Vice Chairman of the Company from December 1994 to May 1995. Prior thereto, Mr. Brandenburg served as President of the Company from July 1990 to December 1994. Mr. Brandenburg's age is 52.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of June 6, 1997, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

                                                                                  Common Stock
                                                                               Beneficially Owned (1)
                                                                               -------------------
                                                                            Number             Percent
Name                                                                        of Shares         of Class
----                                                                        ---------         --------
Directors and Nominees for Director

Daniel D. Hammond . . . . . . . . . . . . . . . . . . . . . . . . . . .   779,689 (2)          4.8%
Michael W. Barker . . . . . . . . . . . . . . . . . . . . . . . . . . .   357,770 (3)          2.2%
David W. Brandenburg  . . . . . . . . . . . . . . . . . . . . . . . . .   502,051 (4)          3.1%
Joseph J. Pietropaolo . . . . . . . . . . . . . . . . . . . . . . . . .    12,000 (5)           *
George C. Platt . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25,000 (5)           *
Grant A. Dove   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19,000 (5)           *

Named Executive Officers (who are not a director or nominee named above)

Rob-Roy J. Graham . . . . . . . . . . . . . . . . . . . . . . . . . . .    65,371 (5)           *
Dwain H. Hammond  . . . . . . . . . . . . . . . . . . . . . . . . . . .    32,490 (5)           *
James A. Barton . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,407 (5)           *

All directors, nominees for director and executive officers
as a group (12 persons) . . . . . . . . . . . . . . . . . . . . . . . . 1,886,453 (6)          11.7%


 *    Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 268,200 shares not outstanding but subject to currently exercisable stock options.

(3) Includes 180,999 shares not outstanding but subject to currently exercisable stock options.

(4) Includes 375,851 shares held jointly with wife, 75,500 shares held in his individual retirement account ("IRA"), 50,700 shares held in his wife's IRA and 1,500 shares held in Mr. Brandenburg's life foundation.

(5) Shares are not outstanding but are subject to currently exercisable stock options, other than 15,039 shares held by Mr. Graham; 24,490 shares held by Mr. Dwain Hammond; 74 shares held by Mr. Barton; 1,000 shares held by Mr. Dove; and 1,600 shares held by Mr. Platt's IRA.

(6) Includes 127,800 shares held in an IRA of a director or a director's spouse, 1,500 shares held in a director's foundation, and 577,998 shares not outstanding but subject to currently exercisable stock options.

COMPENSATION OF DIRECTORS

      All directors who are not employees of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company also receive a fee of $500 for each Board or committee meeting attended. In addition, non-employee directors are eligible for stock option grants under the Company's 1990 Nonqualified Stock Option Plan for Non-Employees (the "Nonqualified Plan"). Pursuant to the Nonqualified Plan, on August 1, 1996 each of Messrs. Pietropaolo and Platt were automatically granted an option to purchase 4,000 shares of Common Stock, and Mr. Dove was automatically granted an option to purchase 18,000 shares of Common Stock, which options can be exercised commencing July 24, 1997, the date of the next annual meeting of shareholders, at the closing market price of the Common Stock
on the date of grant.   If Mr. Brandenburg is elected as a new non-employee
director at the 1997 annual meeting of shareholders, he will be granted an option to purchase 18,000 shares of Common Stock on August 1, 1997 at the closing market price of the Common Stock on that date, which option can be exercised commencing the date of the 1998 annual meeting of shareholders. If elected as directors at the 1997 annual meeting of shareholders, Messrs. Pietropaolo, Platt and Dove each will automatically be granted an option to purchase 4,000 additional shares of Common Stock on August 1, 1997, at the closing market price of the Common Stock on the date of grant. These options will also become exercisable on the date of the next annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

      The Audit Committee, which held nine meetings during fiscal 1997, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are to: (a) make recommendations on the selection of independent auditors; (b) review the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit;
(c) review the results of those audits; (d) review the organization and scope of the Company's internal system of audit and financial controls; (e) meet periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meet periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Joseph J. Pietropaolo, Chairman, George C. Platt and Grant A. Dove.

      The Compensation Committee, which held five meetings during fiscal 1997, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options and restricted stock under the 1990 Incentive Stock Option Plan and the Restricted Stock Plan. The Compensation Committee is composed of George C. Platt, Chairman, Joseph J. Pietropaolo and Grant A. Dove.

      The Executive Committee, which generally held monthly meetings during fiscal 1997, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its current members are Daniel D. Hammond, Chairman, and Michael W. Barker.

      The Nominating Committee, which did not meet in fiscal 1997, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Daniel D. Hammond, Chairman, Grant A. Dove and Michael W. Barker.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice, Inc.:

      COMPENSATION POLICY. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, officers are offered compensation opportunities which are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the software and data industry and the telecommunications industry.

      For fiscal 1997, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance and (iii) long-term equity based incentives. All officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 1997. The Company generally targets the aggregate of annual base salary, bonus opportunities and long-term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the software and data/telecommunications industries. The Compensation Committee believes that compensation opportunities above the mid-point for its comparison group are appropriate based on the Company's above average long term historical growth in revenue and earnings.

      Generally, both cash bonus and equity-based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1995 through fiscal 1997. The Compensation Committee determined to put a greater emphasis on incentive compensation commencing with fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the Company's compensation policy, Ernst & Young LLP was hired to serve as an independent compensation consultant for fiscal 1995 through fiscal 1997. In this capacity, Ernst & Young LLP analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for software and data companies, and telecommunications companies, particularly companies with sales of less than $200 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

      STOCK OWNERSHIP GUIDELINES. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company.
These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of three and one-half times annual salary for the Chairman of the Board and Chief Executive Officer to one-half times annual salary for key executives below the vice president level.

      Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines have provided for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee intends to monitor each executive's progress towards achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

      FISCAL 1997 COMPENSATION.

      Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's officers at levels within the range of those persons holding comparably responsible positions at other companies in the Company's comparison group. In establishing base salaries for officers, the Compensation Committee and the Executive Committee reviewed the compensation surveys provided by Ernst & Young LLP. Annual salaries, including increases to salaries, for fiscal 1997 were reviewed and approved on the basis of the individual performance of the executive, as determined through a formal written evaluation by the officer's immediate supervisor in consultation with the Executive Committee, by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels.

      The Company entered into a new employment agreement with the Chairman of the Board and Chief Executive Officer of the Company, Daniel D. Hammond, for fiscal 1997 which requires the Compensation Committee to conduct an annual review of Mr. Hammond's base salary. The Compensation Committee analyzed the compensation surveys provided by Ernst & Young LLP pertaining to base salaries for chief executive officers of corporations in the Company's comparison group as part of its review of Mr. Hammond's base salary. In connection with the execution of his new employment agreement, Mr. Hammond's annual base salary was increased for the first time in two years from $284,700 to $341,640. The Compensation Committee believes that this salary level, which was above the median base salary for chief executive officers in the Company's comparison group, was appropriate based upon Mr. Hammond's individual performance and the Company's performance for the prior fiscal year. The Company's revenues increased 27% and earnings increased 32% from fiscal 1995 to fiscal 1996 (excluding the one-time charge for the Company's acquisition of VoicePlex). See "Agreements with Executive Officers" for a discussion of the employment agreement with Mr. Hammond.

      Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers and other key employees contingent upon the achievement of certain earnings targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings, and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer and the Company's President and Chief Operating Officer were based on formulas which compensated such officers for any increases to revenues and earnings per share achieved for fiscal 1997. The bonus opportunity for the Company's Chief Financial Officer was based on a formula which compensated him for earnings per share achieved for fiscal 1997. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenues. The Compensation Committee believes that the amount of growth in the Company's annual earnings per share and revenues should continue to serve as a basis for a significant component of the total compensation for these officers.

      The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 1997 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. A significant amount of the annual bonuses for these other executive officers was generally contingent upon the Company attaining a targeted annual earnings per share objective determined by the Compensation Committee, which was not achieved for fiscal 1997. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and cost containment. The aggregate of quarterly and annual bonuses paid to officers, including members of the Executive Committee, for fiscal 1997 ranged from approximately 4% to 90% of base salary.

      Pursuant to his new employment agreement, the bonus payable to the Chairman of the Board and Chief Executive Officer, Daniel D. Hammond, was modified from his prior agreement to only reward Mr. Hammond for increases to the Company's earnings per share and revenues. Under his prior employment agreement, Mr. Hammond had received a bonus for each cent of earnings per share, irrespective of the Company's earnings or revenues for the prior fiscal year. Specifically, Mr. Hammond's annual bonus opportunity was revised so as to be based 50% on any increase to earnings per share, and 50% on any increase to revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. Based on this revised formula, Mr. Hammond received a bonus of $85,410, which was 79% less than the $414,000 bonus he received for fiscal 1996. Mr. Hammond's bonus reflected the 8% increase in the Company's revenues. Mr. Hammond did not receive a bonus based on earnings per share for the fiscal year. Under the bonus provisions of Mr. Hammond's prior employment agreement, he would have received a bonus of $288,000 based on the Company's earnings per share for fiscal 1997. Mr. Hammond's combined salary and bonus decreased 39% from fiscal 1996 to fiscal 1997.

      The employment agreement with Mr. Hammond also permits payment of an additional discretionary bonus if the Compensation Committee determines that such a bonus is appropriate. No such discretionary bonus was paid to Mr. Hammond for fiscal 1997. Mr. Hammond's employment agreement is discussed below in the section entitled "Agreements with Executive Officers".

      Long-Term Equity Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 1997 consisted of incentive stock options granted under the Company's 1990 Incentive Plan and restricted stock awarded under the Company's Restricted Stock Plan. Unlike cash, the value of a stock option or a share of restricted stock will not be immediately realized and does not result in a current expense to the Company.

      The stock options are granted at the prevailing market value and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year to five-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options. Shares of restricted stock will only have value to the employee if the employee remains with the Company until the restrictions have lapsed, which was two years in the case of all restricted stock awards for fiscal 1997.

      The Compensation Committee determines from time to time the executive officers who shall receive options or shares of restricted stock under the Company's 1990 Incentive Plan and Restricted Stock Plan, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. During fiscal 1997, stock option and restricted stock awards were made in light of a compensation review and recommendations prepared by Ernst & Young LLP comparing stock option and restricted stock awards to officers by the Company to awards made by 11 companies in the telephone and telegraph apparatus industry whose description of business and revenues most closely approximated those of the Company (these companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph").

      Grants to individual officers during fiscal 1997 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity based incentive opportunities was also considered by the Compensation Committee in determining stock option and restricted stock awards. The Compensation Committee granted options covering 459,500 shares of Common Stock to officers of the Company during fiscal 1997. The Compensation Committee granted stock options covering 180,000 shares of Common Stock to Mr. Hammond during fiscal 1997 in connection with the execution of his new employment agreement. The Compensation Committee issued 35,548 shares of restricted stock to officers of the Company during fiscal 1997. Mr. Hammond was awarded up to 46,145 shares of restricted stock during fiscal 1996. The Company will issue Mr. Hammond 20% of the maximum number of shares awarded to him if and when the closing price per share of Common Stock as quoted on the Nasdaq National Market first equals or exceeds each of the following targets for 20 consecutive market days: $18.91; $23.63; $29.54; $36.93; and $46.16.
The Company issued 9,229 shares of restricted stock to Mr. Hammond under this award during fiscal 1996, and issued 9,229 additional shares during fiscal 1997.

      The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1997 adequately reflect the Company's compensation goals and policies.

June 25, 1997

                                     COMPENSATION COMMITTEE OF
                                     THE BOARD OF DIRECTORS

                                     George C. Platt
                                     Joseph J. Pietropaolo
                                     Grant A. Dove

SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 1997 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995.

                                                                       LONG TERM COMPENSATION
                                              -------------------      ----------------------
                                              ANNUAL COMPENSATION              AWARDS
---------------------------------------------------------------------------------------------------------------
                                                                        RESTRICTED    SECURITIES     ALL OTHER
                                                                          STOCK       UNDERLYING     COMPEN-
   NAME AND PRINCIPAL POSITION      YEAR      SALARY (1)    BONUS       AWARDS (2)     OPTIONS       SATION (3)
---------------------------------------------------------------------------------------------------------------

 Daniel D. Hammond                  1997       $341,640   $  85,410      $271,679       180,000        $4,133
                                    ----
 Chairman of the Board and          1996        284,700     414,000       197,270        42,300         7,297
                                    ----
 Chief Executive Officer            1995        284,700     334,700          ----          ----         4,723
                                    ----

 Michael W. Barker                  1997        250,000      50,000      $226,374       100,000         4,900
                                    ----
 President and Chief Operating      1996        220,000     212,000       164,374        52,700         7,475
                                    ----
 Officer                            1995        210,000     162,523          ----       137,500          ----
                                    ----

 Rob-Roy J. Graham                  1997        163,542      42,500      $135,825        16,500         4,906
                                    ----
 Secretary                          1996        119,063      53,000        98,624        17,150         5,851
                                    ----
 Chief Financial Officer            1995        100,000      41,608          ----        17,400         3,000
                                    ----
 Chief Accounting Officer
 Controller

 Dwain H. Hammond                   1997        150,000      18,900      $135,825         9,650         2,571
                                    ----
 Senior Vice President of           1996        124,146      23,960        98,624        10,750         2,636
                                    ----
 Engineering                        1995        107,303      20,947          ----        18,000         2,426
                                    ----

 James A. Barton (4)                1997        128,750       9,656          ----         8,250         2,714
                                    ----
 Vice President-Customer            1996         21,795       4,385          ----        16,000          ----
                                    ----
 Operations                         1995           ----        ----          ----          ----          ----
---------------------------------------------------------------------------------------------------------------


(1) Includes amounts deferred at the Named Officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(2) Four of the Named Officers were issued shares of restricted Common Stock (the "Restricted Shares") on July 26, 1995 and April 2, 1996. Awards of 9,229 Restricted Shares to Mr. Daniel Hammond, 7,690 Restricted Shares to Mr. Barker and 4,614 Restricted Shares to each of Messrs. Rob-Roy Graham and Dwain Hammond were made under the InterVoice, Inc. Restricted Stock Plan during each of fiscal 1996 and fiscal 1997. Any Restricted Shares awarded to a Named Officer will be forfeited if the Named Officer's employment with the Company voluntarily or involuntarily terminates for any reason (including death, disability or retirement) within two years after the date upon which the Restricted Shares were issued to such Named Officer. The value of Restricted Shares is based on the closing price of the Company's Common Stock on the Nasdaq National Market on July 26, 1995, for shares issued during fiscal 1996, and April 2, 1996 for shares issued during fiscal 1997. At February 28, 1997, the aggregated Restricted Share holdings in shares (and dollars) were 18,458 ($203,038) for Mr. Daniel Hammond, 15,380 ($169,180) for Mr. Barker and 9,228
($101,508) for each of Messrs. Graham and Dwain Hammond, based on the closing price of the Company's Common Stock on February 28, 1997. The Restricted Shares disclosed in this table will earn dividends when, as, and if dividends are declared on the Common Stock by the Board of Directors, subject to vesting of the shares of Common Stock.

(3) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and spousal travel.

(4) Mr. Barton commenced his employment with the Company effective December, 1995.

OPTION GRANTS

      The following table sets forth certain information with respect to grants of stock options pursuant to the Company's 1990 Incentive Plan during fiscal 1997 to the Named Officers.

                            -----------------------------------------------------------------------------------
                                                                                         POTENTIAL
                                                                                      REALIZED VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF
                                                                                   STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                             FOR OPTION TERM
---------------------------------------------------------------------------------------------------------------
                                             % OF TOTAL
                             NUMBER OF        OPTIONS
                             SECURITIES      GRANTED TO
                             UNDERLYING      EMPLOYEES      EXERCISE
                               OPTIONS       IN FISCAL       PRICE     EXPIRATION
    NAME                     GRANTED (1)       1997          (/SH)        DATE        5%              10%
---------------------------------------------------------------------------------------------------------------
    Daniel D. Hammond(2)         180,000        29.8%       $20.75      6/20/02    $1,270,257      $2,881,780

    Michael W. Barker(2)         100,000        16.6%        20.75      6/20/02       705,698       1,600,989


    Rob-Roy J. Graham(2)          16,500         2.7%        27.25      4/08/02       152,916         346,913


    Dwain H. Hammond(3)            9,650         1.6%        27.25      4/08/06       165,376         419,095

    James A. Barton(3)             8,250         1.4%        27.25      4/08/06       141,383         358,293
---------------------------------------------------------------------------------------------------------------

(1) All options were granted at fair market value (the closing price of the Common Stock on the Nasdaq National Market) on the date of grant. The options granted to Messrs. Daniel Hammond, Barker and Graham become exercisable in equal amounts on the first three anniversaries of the date of grant and expire six years from the date of grant. The options granted to Messrs. Dwain Hammond and James Barton become exercisable in equal amounts on the first five anniversaries of the date of grant and expire ten years from the date of grant.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the six-year period beginning on the date of grant and ending on the option expiration date. For a six-year period beginning February 28, 1997, based on the closing price on the Nasdaq National Market of the Common Stock of $11.00 on such date a share of the Common Stock would have a value on February 28, 2003 of approximately $14.74 at an assumed appreciation rate of 5% and approximately $19.49 at an assumed appreciation rate of 10%.

(3) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date. For a ten-year period beginning February 28, 1997, based on the closing price on the Nasdaq National Market of the Common Stock of $11.00 on such date a share of the Common Stock would have a value on February 28, 2003 of approximately $17.92 at an assumed appreciation rate of 5% and approximately $28.53 at an assumed appreciation rate of 10%.

OPTION EXERCISES AND HOLDINGS

      The following table provides information concerning option exercises in fiscal 1997 and the value of unexercised options held by each of the Named Officers at the end of fiscal 1997.

                                                                   --------------------------------------------
                                                                                               VALUE OF
                                                                         NUMBER OF            UNEXERCISED
                                                                        UNEXERCISED          IN-THE-MONEY
                                                                        OPTIONS AT            OPTIONS AT
                                                                      FISCAL YEAR END     FISCAL YEAR END(1)
---------------------------------------------------------------------------------------------------------------
                             SHARES ACQUIRED                            EXERCISABLE/           EXERCISABLE/
    NAME                       ON EXERCISE       VALUE REALIZED         UNEXERCISABLE          UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
    Daniel D. Hammond                      0                    0     194,100 / 208,200                 0 / 0

    Michael W. Barker                 91,667             $711,566     100,933 / 180,967           0 / $42,188


    Rob-Roy J. Graham                      0                    0       36,651 / 33,733      $81,652 / $8,326


    Dwain H. Hammond                       0                    0       22,583 / 22,817      $17,999 / $9,001

    James A. Barton                        0                    0        5,333 / 18,917                 0 / 0
---------------------------------------------------------------------------------------------------------------

(1) Values stated are based upon the closing price ($11.00) of the Company's Common Stock as reported on the Nasdaq National Market on February 28, 1997 and the exercise prices of the options.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

      Employment Agreement of Daniel D. Hammond. On June 21, 1996 the Company entered into a new renewed and extended employment agreement with Mr. Hammond for the three-year period commencing March 1, 1996. Under the new agreement, Mr. Hammond's salary was increased for the first time in two years from
$284,700 to $341,640.   Additionally, Mr. Hammond's annual bonus opportunity
was revised so as to be based 50% on any increase in earnings per share and 50% on any increase in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change will be compared to fiscal 1996. With respect to earnings per share, Mr. Hammond's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 125% of his base salary if earnings per share increase by 40% or more. With respect to revenues, Mr. Hammond's bonus opportunity ranges from 25% of his base salary if revenues increase by less than 10% to 125% of his base salary if revenues increase by 40% or more.

      Mr. Hammond's prior employment agreement awarded him a bonus for each cent of earnings per share, irrespective of the amount of earnings per share for the preceding fiscal year. Mr. Hammond received a bonus of $85,410 for fiscal 1997, as compared to a bonus of $414,000 for fiscal 1996. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Hammond for the three-year period ending February 28, 1997. Finally, in connection with the renewal and extension of Mr. Hammond's employment agreement, he was awarded a stock option covering 180,000 shares of Common Stock under the Company's 1990 Incentive Stock Option Plan.

      Except as discussed below, Mr. Hammond's agreement requires that he not compete with the Company while he renders services under the agreement and for a period of eighteen months thereafter. The new agreement also provides that the Company may pay Mr. Hammond an additional discretionary bonus in an amount to be approved by the Board of Directors of the Company. The agreement further provides that the Company may only terminate Mr. Hammond for cause or because he has become disabled (as such terms are defined in the agreement). If Mr. Hammond is terminated for cause, the Company will have no liability for further payments to him. If Mr. Hammond becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Hammond's employment is terminated without cause, if Mr. Hammond terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving twelve months' prior notice, the Company must pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will "gross-up" the Change in Control Amount such that Mr. Hammond would receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Hammond may terminate his employment for any reason by giving twelve months' prior written notice. Mr. Hammond will be released from his covenant not to compete if he is terminated by the Company without cause and without being disabled, or if he elects to terminate his employment after a default by the Company prior to a triggering event or after a triggering event for good reason. If Mr. Hammond's employment is terminated without cause, the Company shall be obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the option to purchase 180,000 shares of Common Stock that Mr. Hammond was granted in connection with his agreement will become completely exercisable, to the extent that the option is not already exercisable as of such date.

      Employment Agreement of Michael W. Barker. On June 21, 1996 the Company renewed and extended Mr. Barker's employment agreement for the three-year period commencing March 1, 1996. Under the new agreement, Mr. Barker's salary was increased from $220,000 to $250,000. Additionally, Mr. Barker's annual bonus opportunity was revised so as to be based 50% on any increase to earnings per share and 50% on any increase to revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change will be compared to fiscal 1996. With respect to earnings per share, Mr. Barker's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 100% of his base salary if earnings per share increase by 40% or more. With respect to revenues, Mr. Barker's bonus opportunity ranges from 20% of his base salary if revenues increase by less than 10% to 100% of his base salary if revenues increase by 40% or more. Other than the matters discussed in this paragraph, Mr. Barker's employment agreement is substantially the same as Mr. Hammond's new renewed and extended employment agreement, which is discussed above. Mr. Barker's prior employment awarded him a bonus for each cent of earnings per share irrespective of the amount of earnings per share for the preceding fiscal year. Mr. Barker received a bonus of $50,000 for fiscal 1997, as compared to a bonus of $212,000 for fiscal 1996. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Barker for the three-year period ending February 28, 1997. Finally, in connection with the renewal and extension of Mr. Barker's employment agreement, he was awarded the previously described option covering 100,000 shares of Common Stock under the 1990 Incentive Plan.

                            STOCK PERFORMANCE GRAPH

      The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 28, 1997, as well as an overall broad stock market index, the Nasdaq Market Index, and a peer group index for the Company, the index for SIC Code 3661 Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1992 in the Company's Common Stock and each such index.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                   [GRAPH]

--------------------------------------------------------------------------------------------
        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)         INTERVOICE, INC.    INDUSTRY INDEX      BROAD MARKET
--------------------------------------------------------------------------------------------
1992                                           100.00             100.00             100.00
1993                                           167.57             117.65             100.16
1994                                           243.24             140.74             127.62
1995                                           327.03             160.01             121.85
1996                                           516.22             231.09             168.25
1997                                           237.84             286.28             201.94
--------------------------------------------------------------------------------------------

                     ASSUMES $100 INVESTED ON MARCH 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDED FEBRUARY 28, 1997

                             CERTAIN  TRANSACTIONS

      For information concerning agreements between the Company and Daniel D. Hammond and Michael W. Barker see "Agreements With Executive Officers".

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      During the year ended February 28, 1997, Mr. Grant A. Dove inadvertently failed to report the award of a stock option on a Statement of Changes in Beneficial Ownership on Form 4. The transaction was subsequently reported on a Statement of Changes in Beneficial Ownership on Form 4. In making this disclosure the Company has relied solely on written representations of its current and former executive officers and directors and copies of the reports filed by them with the Securities and Exchange Commission.

                                    AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 28, 1998. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 1998 is not required.

      During the fiscal year ended February 28, 1997, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company and services related to filings with the Securities and Exchange Commission. Ernst & Young LLP also provided consulting services relating to tax compliance, compensation and information system security. All services provided were approved, and the possible effect on the independence of such firm were considered, by the Board of Directors prior to the time the services were provided. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects.

      Representatives of Ernst & Young LLP are expected to attend the 1997 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

      Shareholder proposals intended to be included in the Company's proxy statement relating to the 1998 annual meeting of shareholders must be received by the Company at its office in Dallas, Texas, addressed to the Secretary of the Company, no later than February 27, 1998.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $5,000 plus out- of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.


                                                   INTERVOICE, INC.


                                                   DANIEL D. HAMMOND
                                                   CHAIRMAN OF THE BOARD
                                                   AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
June 27, 1997

PROXY                         INTERVOICE, INC.                             PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Michael W. Barker and Daniel D. Hammond, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share ("Common Stock"), of INTERVOICE, INC. (the "Company"), standing in the name of the undersigned at the close of business on June 6, 1997, at the annual meeting of shareholders to be held on July 24, 1997, at Dallas, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated June 27, 1997, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

    This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

                  (Continued and to be signed on reverse side)

                                INTERVOICE, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1.  Election of Directors

    NOMINEES: DANIEL D. HAMMOND, MICHAEL W. BARKER, JOSEPH J. PIETROPAOLO, GEORGE C. PLATT, GRANT A. DOVE AND DAVID W. BRANDENBURG

          FOR all          WITHHOLD       FOR all nominees, except
          nominees         AUTHORITY      vote withheld for those named below:
                          to vote for
                          all nominees
           [ ]                [ ]                     [ ]


                                          ------------------
                                          Nominee Exceptions


2. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.


                 FOR             AGAINST             ABSTAIN
                 [ ]               [ ]                 [ ]


The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.


--------------------------------------------------------------------------------
         Signature                                                 Date


--------------------------------------------------------------------------------
         Signature                                                 Date

NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.